MATERIAL TRANSFER AND EVALUATION AGREEMENT

THIS MATERIAL TRANSFER AND EVALUATION AGREEMENT (the “MTE Agreement,” and

together with its Appendices, the “MTEA”) is made as of the date of the last signature below (the “Effective Date”) by and between Biotheus, Inc. with an address at 10B, Building 4, No 1 Keji 7th Road, Xiang Zhou District, Tangjiawan Town, Zhuhai City, Guangdong Province, China (“Biotheus”), acting in its own name and on behalf of its Affiliates (listed in Appendix 2), and Talem Therapeutics LLC, a US company being a subsidiary of ImmunoPrecise Antibodies with an address at 4837 Amber Valley Parkway, Suite 11, Fargo, ND 58104 USA (“Talem”), acting in its own name and on behalf of its Affiliates (listed in Appendix 3). Each a “Party” and together the “Parties”.

1.
Background. Talem has developed an antagonistic antibody against CAXII (carbonic anhydrase XII) and antibodies that bind CAXII including binding sequences for in-vivo applications and is developing products for treatment of solid tumors. Biotheus has binders and antibodies including bi- specific antibodies to target relevant tumor targets for tumor types like CAIX (carbonic anhydrase 9). Both Parties are interested to use their proprietary binders in collaborative development programs.

In addition to that, Talem has its own capacities to characterize, develop, derisk and study these kind of products and Biotheus has an organization being capable of developing these antibody and antibody- like molecules throughout a biologics development process for enabling Biotheus to file IND (and similar regulatory filings) to start and proceed with clinical development of these molecules with the aim to achieve market authorization anywhere in the world as medicinal products.

Biotheus and Talem desire to evaluate the development of several bi-specific antibodies for treatment of (preferably hypoxic) solid tumors. The Parties hereby agree to conduct the Study and the Evaluation pursuant to the Work Plan(s) and the other terms and conditions as defined below and set forth herein. Any material change to the terms of this MTEA (including, without limitation, the Work Plan(s)) shall be documented in a written amendment to this MTEA that is signed by authorized representatives of each Party.

2.
Definitions.
2.1
“Affiliates” means any corporation or other business entity that controls, is under common control with, or is controlled by Biotheus or Talem, and set forth in Appendix 2 and 3. As used in this definition, “control” of a person means the beneficial ownership (either directly or indirectly) of more than fifty per cent (50%) of the total voting power of the shares or securities then outstanding normally entitled to vote in elections of the board of directors or other managing authority of such person.
2.2
“Background Technology” means Biotheus Background Technology and/or Talem Background Technology, as applicable.
2.3
“Biotheus Background Technology” means any Intellectual Property relating to the use, creation, development, manufacture and method of delivery of Biotheus Material, which (a) is owned or controlled by Biotheus and (b) exists as of and/or was conceived prior to the Effective Date, or (c) is developed or obtained by Biotheus independently of this MTEA without the use of Talem’s Confidential Information, Talem Background Technology and/or Talem-Owned Improvements, and all Intellectual Property Rights in the foregoing. For purposes of clarity, Biotheus Background Technology includes Biotheus Material and Biotheus’ Confidential Information.

2.4
“Biotheus Material” means materials including relevant Biotheus’ antibody and antibody- like molecules being engineered with an antagonistic or agonistic binder and Biotheus’ Confidential Information (e.g. nucleic acid and/or amino acid sequences) provided to Talem developed by Biotheus or under control of Biotheus, and related documentation, solely for the purpose of Talem fulfilling its obligations under the Study and the Evaluation, as further detailed in the Work Plan(s).
2.5
“Biotheus-Owned Improvements” means any Improvements made by either Party that relate solely to Biotheus Background Technology, provided that such Biotheus-Owned Improvements do not contain and/or require the use of any Talem’s Confidential Information or Talem Material and do not relate to, cover or otherwise include, all or a portion of Talem Background Technology.
2.6
“CDA” means the Confidential Disclosure Agreement signed by the Parties hereto and valid from 6th of February 2024, attached hereto as Appendix 5.
2.7
“Confidential Information” has the meaning set out in the CDA; for the avoidance of doubt, all information disclosed by either Party to the other under this MTEA and all documents and information generated from the performance of this MTEA shall be deemed Confidential Information and be governed by the provisons of the MTEA and the CDA.
2.8
“Evaluation” means the evaluation (in accordance with the Work Plan(s) as attached hereto as Appendix 1) and summarization of the Study Results to determine the suitability of developing and commercializing the Products pursuant to a further collaboration between the Parties.
2.9
“Evaluation Results” means any and all results of the Evaluation, and any and all data and/or information achieved, obtained, and/or generated as a result of executing the Evaluation, and any and all Intellectual Property Rights therein and/or in relation thereto.
2.10
“Foreground Technology” means any and all Intellectual Property and Intellectual Property Rights arising out of, or in connection with, the performance of the Study and the Evaluation, other than (a) Biotheus Background Technology or (b) Talem Background Technology or (c) Biotheus-Owned Improvements or (d) Talem-Owned Improvements, and all related Intellectual Property Rights. For purposes of clarity, Foreground Technology includes, but is not limited to, any Intellectual Property and/or Intellectual Property Rights solely related to the Products and Results that are not a Biotheus-Owned Improvement or a Talem-Owned Improvement..
2.11
“Improvement” means any improvement, enhancement or modification arising in the performance of the Study and/or the Evaluation, whether patentable or not, to or of the Background Technology.
2.12
“Intellectual Property” means the embodiment of any Intellectual Property Rights.
2.13
“Intellectual Property Rights” means any and all intellectual property rights including (without limitation) the following, and all rights in, arising out of, or associated therewith (in each case, registered or not): patents, know-how, copyrights, trademarks, service marks, utility models, design patents and certificates of invention and other intellectual property or proprietary rights in any inventions, techniques, know-how, confidential information, trade secrets, or discoveries, whether or not patentable; any and all registrations of, or applications to register, or any rights to register or apply to register, any of the foregoing; any and all applications, provisional applications, divisional, continuations, continuations-in-part, converted provisionals and continued prosecution applications relating thereto as well as and all extensions or restorations by existing or future extension or restoration mechanism of any of the foregoing where registered; and/or any similar or analogous rights anywhere in the world.

2.14
“Material” means either Biotheus Material or Talem Material.
2.15
“Products” means any and all medicinal products made, conceived of or developed as part of the Study that incorporate a binding sequence or a sequence of an antibody or antibody-like molecule owned by Talem and/or Biotheus.
2.16
“Results” means the Study Results and the Evaluation Results.
2.17
“Study” means a work package of activities including (without limitation) the characterization, technical evaluation, in vitro and in vivo assessment and other activities set forth in the Work Plan(s) to develop the Products, to be performed by the Parties under the terms and conditions of this MTEA.
2.18
“Study Results” means any and all results of a Study, and any and all experimental data (including raw data and analyzed data) and/or any associated information and/or methods that are achieved, obtained, and/or generated as a result of executing a Study, and any and all Intellectual Property Rights therein and/or in relation thereto.
2.19
“Talem Background Technology” means any Intellectual Property relating to the use, creation, development, manufacture and method of delivery of Talem Material, which (a) is owned or controlled by Talem and (b) exists as of and/or was conceived prior to the Effective Date, or (c) is developed or obtained by Talem independently of this MTEA without the use of Biotheus’ Confidential Information, Biotheus Background Technology and/or Biotheus- Owned Improvements, and all Intellectual Property Rights in the foregoing. For purposes of clarity, Talem Background Technology includes Talem Material and Talem’s Confidential Information.
2.20
“Talem Material” means materials including relevant Talem antibody and antibody-like molecules being engineered with an antagonistic or agonistic binder and Talem’s Confidential Information (e.g. nucleic acid and/or amino acid sequences) provided to Biotheus developed by Talem or under control of Talem, and related documentation, solely for the purpose of Biotheus fulfilling its obligations under the Study and the Evaluation, as further detailed in the Work Plan(s).
2.21
“Talem-Owned Improvements” means any Improvements made by either Party that relate solely to Talem Background Technology provided that such Talem-Owned Improvements do not contain and/or require the use of any Biotheus’ Confidential Information or Biotheus Material and do not relate to, cover or otherwise include, all or a portion of Biotheus Background Technology.
2.22
“Work Plan” means one or more work plan(s) set out in Appendix 1.
3.
Confidentiality and Restrictions on Use.

The terms of the CDA shall continue and are hereby incorporated herein and shall govern disclosure made under this MTEA . The Background Property and Materials of each Party are Confidential Information of such Party.

4.
Obligations, Results and Purpose.
4.1
Obligations of the Parties. The Parties shall use their commercially reasonable efforts to perform, or have performed by their subcontractors, and complete the Study and the Evaluation as described and in accordance with the timeline set forth in the Work Plan(s). In addition, each Party shall use its commercially reasonable efforts to perform or have performed by its subcontractors as described in, and in accordance with the timeline set forth in, the Work Plan(s) attached hereto as Appendix 1. In the event one, or both of the Parties, subcontracts its obligations to subcontractor(s), each Party represents and warrants that the subcontractor (including but not limited to those listed in Appendix 4 and/or any Affiliates) will perform the services and duties in a manner consistent with the terms, conditions and obligations of this MTEA, and the subcontracting Party remains liable for the performance of such subcontractor. Talem shall prepare and deliver to Biotheus the Talem Material solely to enable Biotheus (and/or Biotheus’ subcontractors, including its Affiliates) to execute its obligations under the Work Plan(s) (including transferring to subcontractors and Affiliates). Biotheus shall not transfer the Talem Material or the Products to any third party (other than its subcontractors, including its Affiliates) without the prior express written consent of Talem. Biotheus shall prepare and deliver to Talem the Biotheus Material solely to enable Talem (and/or Talem’s subcontractors, including its Affiliates) to execute its obligations under the Work Plan(s) (including transferring to subcontractors and Affiliates). Talem shall not transfer the Biotheus Material or the Products to any third party (other than its subcontractors, including its Affiliates) without the prior express written consent of Biotheus. Neither Party will transfer the Products to any third party without the prior express written consent of the other Party, and each Party hereby consents to such transfer of the Products to the other Party’s respective Affiliates and the subcontractors listed in Appendix 2, 3 and Appendix 4. Each Party will promptly disclose in writing to the other Party any Foreground Technology it makes or discovers in the course of the Study, or the Evaluation. Talem will promptly disclose in writing to Biotheus any Biotheus-Owned-Improvements it makes or discovers in the course of the Evaluation and Biotheus will promptly disclose in writing to Talem any Talem-Owned- Improvements it makes or discovers in the course of the Evaluation. For the avoidance of doubt, each Party must obtain the other Party’s prior express written approval of any subcontractor proposed by such Party, except that the Parties agree that their respective Affiliates and the subcontractors listed in Appendix 2, 3 and Appendix 4 are pre-approved to be subcontractors under this MTEA.
4.2
Use of Material. Each of the Biotheus Material, the Talem Material, and the Products are intended exclusively for the Study and the Evaluation as described in the Work Plan(s), and is not intended nor are they authorized by either Party for for use in humans. Each Party will ensure that the other Party’s respective Material and/or the Products are handled by trained laboratory personnel only and with the same degree of care the Party’s own respective Material is, and/or the Products are, handled. Each Party will use the other Party’s respective Material and/or the Products in compliance with all applicable laws and regulations.
4.3
Results and Purpose. Nothing in this MTEA will obligate either Party to pursue a further collaboration or any other research, development, manufacturing, or commercial agreement. The Parties acknowledge that the Study and Evaluation are experimental in nature and, as such, that any interpretations and conclusions are uncertain. Neither Party makes any representations or warranties regarding the outcome or correctness of the Results, the Study, or the Evaluation. Except as set forth in Section 7.3and 7.4, neither Party shall publish, present or otherwise publicly disclose the Results, the Study, the Evaluation or other information relating to the existence or activities performed under this MTEA without the express written consent of the other Party.

5.
Parties’ Representatives. In connection with this MTEA, the contact person for Biotheus will be the Senior Director of BD (currently Alex Wang) and the CSO (currently Andy Tsun), or such other individual designated by Biotheus. The contact person for Talem will be Senior Director Product Development (currently Jetta JE Bijlsma ), or such other individual designated by Talem.
6.
Background Technology. It is acknowledged by each Party that, as between the Parties: (a) the Biotheus Background Technology and (b) the Talem Background Technology are each the respective Party’s solely and exclusively owned, separate property, and such property rights thereto are not affected, transferred or assigned by this MTEA. Except as expressly stated in this Agreement, Talem will not, under this MTEA, acquire any right, title or interest to the Biotheus Background Technology. Except as expressly stated in this Agreement, Biotheus will not, under this MTEA, acquire any right, title or interest to the Talem Background Technology. Subject to the terms of this MTEA, Biotheus is granted by Talem a non-exclusive license to use Talem Background Technology and Talem Materials solely to perform the Study and the Evaluation. Subject to the terms of this MTEA, Talem is granted by Biotheus a non-exclusive license to use Biotheus Background Technology and Biotheus Materials solely to perform the Study and the Evaluation. Upon completion of the Study and the Evaluation, (i) each Party shall destroy or return to the other Party, at such other Party’s direction, any unused or reusable Products or other Party’s Materials and cease to use the other Party’s Background Technology. Notwithstanding the foregoing, if the Parties agree to pursue a further collaboration, each Party may retain the other Party’s Materials after completion of the Study and the Evaluation, provided that (i) it shall destroy or return to the other Party such other Party’s Material if the Parties do not enter into a collaboration agreement for clinical co-development of the Products (the “Definitive Agreement”) within six(6) months after completion of the Evaluation or at any time upon written request of the other Party; (ii) it shall only retain the other Party’s Materials as may be necessary for the conduct of work contemplated in the Definitive Agreement.
7.
Foreground Technology and Improvements
7.1
Improvements. Any Talem-Owned Improvements will be the sole and exclusive property of Talem, without regard to inventorship. Biotheus hereby assigns and transfers (including by way of present assignment and transfer of future rights) to Talem any and all ownership and Intellectual Property Rights it may have in any such Talem-Owned Improvements. Any Biotheus-Owned Improvements will be the sole and exclusive property of Biotheus without regard to inventorship. Talem hereby assigns and transfers (including by way of present assignment and transfer of future rights) to Biotheus any and all ownership and Intellectual Property Rights it may have in any such Biotheus-Owned Improvements. Each Party shall, at the reasonable request of the other Party owing the Improvement and at its expense, do all things (including, without limitation, making declarations and oaths) and execute all documents that may be necessary to give effect to the ownership rights in this Section 7.1.
7.2
Foreground Technology. Each Party shall disclose to the other Party all Results generated by each Party as part of the Study and Evaluation. Subject to the terms of this Section 7.2, all right, title and interest in and to the Foreground Technology will be jointly owned by Biotheus and Talem without regard to inventorship. Each Party shall, and hereby does, assign and shall cause its representatives involved in the Study and Evaluation to assign, without requirement of additional consideration, an undivided joint ownership interest in all such right, title, and interest in and to the Foreground Technology as is necessary to fully effect the undivided joint ownership thereof by the Parties. Prior to filing any patent applications claiming Foreground Technology, the Parties shall enter into good faith discussions in order to enter into a Definitive Agreement, or another appropriate written agreement, executed by both Parties that defines the Parties’ respective activities and responsibilities for the preparation, filing, prosecution, maintenance and enforcement of such patent applications and any resulting patent rights. Save as otherwise explicitly provided in a Definitive Agreement,all costs of such preparation, filing, prosecution, maintenance, and enforcement the “Patent Cost” shall be shared equally by the Parties. In the event that one of the Parties (the “Waiving Party”) determines in its sole discretion to abandon, cease prosecution of or otherwise not file or maintain such patent in any jurisdiction, then the Waiving Party will provide the other Party written notice of such determination at least thirty (30) days before any deadline for taking action to avoid abandonment (or other loss of rights) and will choose (i) at its own expense, to provide such other Party with the right and all necessary signatures, assignments and other documents, to prepare, file, prosecute and maintain such patents in such jurisdiction at such other Party’s own expense, in such other Party’s own name and for such other Party’s sole benefits and profits, or (ii) continue to share half of the Patent Cost in such jurisdiction and allow such other Party to prepare, file, prosecute and/or maintain such patents in such jurisdiction in the name of both Parties and for their joint benefits and profits. Until the Parties enter into a Definitive Agreement or another appropriate written agreement as outlined above, the Parties shall not file any patent application claiming the Foreground Technology. .

7.3
Results as Confidential Information. . The Forground Technology and Results shall be considered the joint Confidential Information of both Parties and neither Party will publish or disclose the Foreground Technology for any purpose without the prior express written consent of the other Party, other than (a) to conduct the Study and the Evaluation; (b) to support patent applications relating to Biotheus Background Technology or Talem Background Technology, as applicable, provided that such applications do not claim Study and Evaluation Results on the any of the bsAb CA9 and CA12 molecules or Confidential Information or Materials of the other Party; (c) to support patent applications relating to jointly-owned Foreground Technology; or (d) in discussions conducted with current or prospective collaborators or potential investors, provided that (1) in the case of Talem, Talem shall not during the term of this MTEA (as stated below) and six (6) months following completion of the Evaluation, hereafter share or disclose the Results to any business or entity which, to the best of Talem’s knowledge having made reasonable enquiries, is developing bi-specifics targeting identical targets used under this MTEA, (2) in the case of Biotheus, Biotheus shall not during the term of this MTEA (as stated below) and six (6) months following completion of the Evaluation,thereafter share or disclose the Results to any business or entity which, to the best of Biotheus’ knowledge having made reasonable enquiries, is developing bi-specifics targeting identical targets used under this MTEA, (3) in such discussions no Confidential Information of the other Party (other than the Results themselves) is transferred or disclosed; and (4) the Party making such disclosure of Results causes each such current or prospective collaborator or potential investor to be bound in writing to treat such Results as Confidential Information of Biotheus or Talem, as applicable, and to comply with confidentiality obligations covering such Results at least as restrictive as those covering Confidential Information under this MTEA. Except as permitted under and in accordance with Section 7.2, neither Party shall seek any patent or other form of Intellectual Property Rights protection based on the Results or the other Party’s Confidential Information. In no event shall this MTEA prevent either Party from collaborating with third parties.

7.4
Scientific Disclosures/Publications. Except as permitted under Section 7.3(a) to (d), or as required by applicable law or stock exchange regulations, Biotheus and Talem shall not disclose or publish (including, without limitation, in any press releases, journal publications, and/or scientific presentations) the Results or any part of them (including without limitation, the existence, or content, of patent applications that have not been published by the relevant patent office) without the prior written consent of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed. A request for such consent must be submitted in writing at least thirty (30) days prior to submitting such Results, in whole or in part, for purposes of publication or disclosure. Upon the written request of the non-disclosing Party, the disclosing Party will extend such initial thirty (30) day period for an additional period as reasonably needed to permit the filing of one or more patent applications directed to the subject matter of the intended publication or disclosure. If either Party so publishes or discloses any Results, such Party will give the other Party the option of receiving a mutually agreeable acknowledgement in such publication or disclosure for its contribution to the Evaluation.
8.
Collaboration. Within six (6) months following completion of the Evaluation, at the latest, the Parties shall discuss in good faith whether the Results justify further collaboration, which shall be governed by the Definitive Agreement to be negotiated. Such collaboration would be subject to customary due diligence. Unless otherwise agreed upon between the parties, the Definitive Agreement will define the form of a research, product development, cross-license and revenue- sharing agreement with a presumptive sharing of costs and benefit on a 50/50 basis. Before concluding the Defintive Agreement, neither Party shall develop, commercialize, assign, license or otherwise dispose of or exploit the Foreground Technology without first obtaining the written approval from the other Party.
9.
Term. This MTEA will commence on the Effective Date and will remain in full force and effect for twenty four (24) months of the Effective Date, unless extended by mutual written agreement of the Parties or terminated in accordance with this Section 10.

This MTEA may be earlier terminated by either Party without cause upon thirty (30) days written notice.

For the avoidance of doubt, notwithstanding anything to the contrary in the CDA, the term of the CDA shall be prolonged such that the CDA will terminate the same time as this MTEA. If the MTEA is early terminated pursuant to this Section 10, the CDA will also terminate automatically. Upon the termination of the CDA, each Party’s oblgiations under the CDA will survive the termination and will be binding upon such Party, its heirs, successors, and assigns for a period of ten (10) years thereafter. Notwithstanding the foregoing, as set out in the CDA, for Confidential Information that classifies as a trade secret under applicable law, confidentiality obligations under the CDA shall survive until such Confidential Information is no longer a trade secret through no action or inaction of the Receiving Party.

10.
Termination and Survival. Upon expiration or termination of this MTEA, and without prejudice to the exceptions set forth in Sections 6 and 7.1, (a) Talem will destroy any remaining Biotheus Material in its possession, (b) Biotheus will destroy any Talem Material in its possession, (c) each Receiving Party will promptly return all the Disclosing Party’s Confidential Information, and (d) the terms and obligations of Sections 2, 3, 4.2, 4.3, and 6-8, 10, 11, 13, 14, 20, 23-26, and 28 will survive.

11.
Representations and Warranties.
11.1
Each Party represents and warrants to the other Party that it has the right to enter into this MTEA and to perform its obligations under this MTEA (including, without limitation, to grant the licence of the Party’s Background Technology to the other Party) without conflict with, or prejudice to, any other obligations to, or infringement of the rights of, any third parties, and it shall not, during the term of this MTEA, enter into any contract or accept any obligation inconsistent or incompatible with its obligations under this MTEA.
11.2
Any Biotheus Background Technology, Talem Background Technology or Material delivered pursuant to this MTEA are experimental in nature and may have hazardous properties. EXCEPT AS MAY BE EXPRESSLY SET FORTH IN THIS MTEA, TO THE FULLEST EXTENT PERMISSIBLE BY APPLICABLE LAW, NEITHER PARTY MAKES ANY REPRESENTATION OR WARRANTY OF ANY KIND WITH RESPECT TO ANY MATERIALS OR TECHNOLOGY SUPPLIED BY IT TO THE OTHER PARTY HEREUNDER; EACH PARTY ACKNOWLEDGES AND AGREES THAT ALL MATERIALS OR TECHNOLOGY ARE PROVIDED “AS IS” AND TO THE FULLEST EXTENT PERMISSIBLE BY APPLICABLE LAW, WITHOUT ANY WARRANTY, EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, ANY WARRANTY OF MERCHANTABILITY, TITLE, FITNESS FOR A PARTICULAR PURPOSE OR NON- INFRINGEMENT.
12.
Indemnification. Each Party (the “Indemnifying Party”) will indemnify the other Party (the “Indemnified Party”, which includes such other Party’s subcontractors and Affiliates) from any third party claims or liability to the extent resulting from (a) use of the Results or the Foreground Technology generated by the Indemnifying Party, its Affiliates, subcontractors and each of its and their respective Representatives, or (b) the misappropriation of any trade secret or an infringement of any patent or other Intellectual Property Right of any third party arising out of the Indemnifying Party’s Background Technology, (c) the negligence, recklessness or willful misconduct of the Indemnifying Party, its Affiliates, subcontractors and each of its and their respective Representatives, in the conduct of this MTEA, or (d) the breach by the Indemnifying Party, its Affiliates, subcontractors and each of its and their respective Representatives, of any of the Indemnifying Party’s representations, warranties, or obligations set forth in this MTEA, except in each case to the extent such claims or liability result from the Indemnified Party’s gross negligence, willful misconduct or breach of this MTEA. The Indemnified Party must promptly notify the Indemnifying Party of a covered claim, must tender to the Indemnifying Party (and/or its insurer) full authority to defend or settle the claim, and must reasonably cooperate with the defense or settlement at the Indemnifying Party’s expense. If the Indemnifying Party does not elect to assume control of the defense or settlement of a claim, the Indemnified Party shall have the right, at the expense of the Indemnifying Party, upon at least ten (10) business days’ prior written notice to the Indemnifying Party of its intent to do so, to undertake the defense or settlement of such claim for the account of the Indemnifying Party (with counsel reasonably selected by the Indemnified Party and approved by the Indemnifying Party, such approval not to be unreasonably withheld, conditioned or delayed); provided that the Indemnified Party shall keep the Indemnifying Party apprised of all material developments with respect to such claim and promptly provide the Indemnifying Party with copies of all correspondence and documents exchanged by the Indemnified Party and the opposing party(ies) to such claim. The Indemnified Party shall not settle any claim hereunder without the prior written consent of the Indemnifying Party, which consent will not be unreasonably withheld, conditioned or delayed.
13.
Notices. All notices must be written and sent to the address identified in this MTEA or a subsequent notice. All notices must be given (a) by personal delivery, with receipt acknowledged, (b) by prepaid certified or registered mail, return receipt requested, (c) by prepaid recognized delivery service or (d) by email (with confirmation of receipt). Notices will be effective upon receipt. Notices to Biotheus must be marked “Attention: CEO and Legal Department.” Notices to Talem must be marked “Attention: CEO and Legal Department”.

14.
Assignment. This MTEA may not be transferred or assigned, in whole or in part, by either Party, without the prior written consent of the other Party. However, either Party may transfer or assign the MTEA, in whole or in part, to an affiliate, or in connection with a merger, consolidation, or a sale or transfer of all or substantially all of the assets to which this MTEA relates. In the event of such transfer or assignment, the other Party agrees that it shall release the transferring/assigning Party from any and all of such transferring/assigning Party’s obligations arising following the date of such transfer and/or assignment (except the transferring/assigning Party’s confidentiality obligations specified in Section 3 in this MTEA), provided that the relevant transferee/assignee agrees to assume any and all such obligations in writing.
15.
Entire Agreement. This MTEA constitutes the entire and only agreement between the Parties relating to the subject matter hereof, and all prior negotiations, representations, agreements and understanding of the Parties on the subject matter are superseded by the MTEA.
16.
Conflict. In the event of a conflict between the MTE Agreement, on the one hand, and Appendix 1, 2, 3 or 4 on the other hand, the terms of the MTE Agreement shall govern.
17.
No Modification. This MTEA may be changed only in writing signed by an authorized representative(s) of each Party.
18.
Independent Contractors. It is expressly agreed that the relationship between the Talem and Biotheus created by this MTEA shall be one of independent contractors, and neither Party shall have the power or authority to bind or obligate the other Party except as expressly set forth in the MTEA.
19.
Use of Name. No right, express or implied, is granted to either Party by this MTEA to use in any manner any trademark or trade name of the other Party without the prior written consent of the owning Party, except to the extent that the reference to a Party’s name is permitted by another provision of the MTEA. Neither Party shall make, place or disseminate any advertising, public relations, promotional material or any material of any kind using the name of the other Party and/or any subsidiary or affiliate of the other Party or using their trademarks, without the prior written approval of the other Party.
20.
Compliance. Each Party shall comply with all applicable laws in connection with this MTEA. Each Party shall comply, upon reasonable notice from the other Party, with all governmental requests directed to either Party regarding the subject matter of this MTEA and provide all information and assistance necessary to comply with such governmental requests.
21.
Force Majeure. Either Party shall be excused from delays in performing or from its failure to perform hereunder to the extent that such delays or failures result from causes beyond the reasonable control of such Party; provided that, in order to be excused from delay or failure to perform, such Party must act diligently to remedy the cause of such delay or failure.
22.
Severability; Reformation. Any of the provisions of this MTEA which are determined to be invalid or unenforceable in any jurisdiction will be ineffective to the extent of such invalidity or unenforceability in such jurisdiction, without rendering invalid or unenforceable the remaining provisions hereof and without affecting the validity or enforceability of any of the other terms of this MTEA in such jurisdiction, or the terms of this MTEA in any other jurisdiction. The Parties will substitute for the invalid or unenforceable provision a valid and enforceable provision that conforms as nearly as possible with the original intent of the Parties.

23.
Governing Law and Dispute Resolution. This MTEA and any dispute, controversy or claim arising out of, or relating to, this Agreement, including (without limitation), from the formation, existence, validity, interpretation, performance, breach, or termination hereof, or any dispute regarding non- contractual obligations arising out of, or relating to, any of them or this Agreement (“Dispute”) will be governed by and construed and enforced in accordance with the laws of the Singapore, without giving effect to any conflicts of laws principles that require the application of the law of a different state. Any disputes under this Agreement may be submitted to Singapore International Arbitration Centre (SIAC) for arbitration pursuant to its then effective rules. The venue of the arbitration shall be in Singapore. Any proceeding must be conducted in English language.
24.
Waiver. No waiver of any term, provision or condition of this MTEA in any one or more instances will be deemed to be or construed as a further or continuing waiver of any other term, provision or condition of this MTEA. Any such waiver must be evidenced by an instrument in writing executed by an officer authorized to execute waivers.
25.
Counterparts. This MTEA may be executed in any number of counterparts, each of which will be deemed to be an original and all of which together will constitute one and the same instrument. The Parties agree that execution of this MTEA by industry standard electronic signature software and/or by exchanging executed signature pages in .pdf format via e-mail shall have the same legal force and effect as the exchange of original signatures, and that in any proceeding arising under or related to this MTEA, each Party hereby waives any right to raise any defence or waiver based upon execution of this MTEA by means of such electronic signatures or maintenance of the executed MTEA electronically.
26.
Headings. This MTEA contains headings only for convenience and the headings do not constitute or form a part of this MTEA and should not be used in the construction of this MTEA.

IN WITNESS WHEREOF, the Parties each have caused this MTEA to be executed by their duly respective authorized representative as of the Effective Date.

Biotheus, Inc.

By

Print Name Andy Tsun

Title: CSO

Talem Therapeutics LLC

By

Print Name: Jennifer Bath

Title CEO

APPENDIX 1

Background: Talem and Biotheus are intending to develop products for treatment of solid tumors. The following Work Plan(s) shall describe the design and testing of monoclonal, bi-specific or multispecific antibody molecules for application with humans in the agreed disease area(s).

Both Parties consider to evaluate a number of different antibodies including bi-specific antibodies and antibody-like molecules and a priority as follows:

Anti-CAIX x anti-CAXII bsAb for application of treatment of patients with hypoxic solid tumor in addition to that certain construct for comparison studies like a “naked” Fc construct and Fab binders and isotype control bsAbs shall be provided as defined below.

[the remainder of this page is intentionally left blank]

WORK PLAN No. 1

Co-development of A Bispecific Antibody Using Biotheus’ CAIX Binder and Talems’s CAXII Binder

1.
Design and expression of constructs

a.
Design:

1+1 and 2+2 format

and

A.
Construct sequences:
1.
CAIX: vHH sequence optimized (IP application has been filed) in a heterodimerized bsAb
2.
CAXII: Fab sequences in a heterodimerized bsAb
B.
Additional constructs for comparison (Controls I)
1.
Comparable Constructs from the repertoire of Biotheus with no reactivity in mice (e.g. C-terminally fused 4-1BB non cross-reactive with mice)
2.
Comparable molecules (1+2 and 2+2) that contain either the CAIX or the CAXII arm together with isotype control (IC) (for instance NistMab or MQR.1 molecule)

. EG CAXIIxNistMab

C.
Contruct list
i.
Naked antibody
1.
CA9 (parental) x CA12 1+1 form
2.
CA9 (affinity Opi) x CA12 1+1 form
3.
CA9 (parental) x CA12 2+2 form
4.
CA9 (affinity Opi) x CA12 2+2 form
5.
CA9 (parental) nAb
6.
CA9 (affinity Opi) nAb
7.
CA12 mAb (blocker)
8.
Neg Ctrl mAb
9.
Neg Ctrl nAb
10.
CA12 (non-blocker) mAb
11.
CA9 (parental) x CA12 (non-blocker) 1+1 form
12.
CA9 (affinity Opi) x CA12 (non-blocker) 1+1 form
13.
CA9 (parental) x CA12 (non-blocker) 2+2 form
14.
CA9 (affinity Opi) x CA12 (non-blocker) 2+2 form

15.
Neg Ctrl 1+1 CAIX_IC
16.
Neg Ctrtl 1+ 1 IC_CAXII
17.
Neg Ctrl 2+2 CAIX_IC
18.
Neg Ctrtl 2+2 IC_CAXII

Constructs one to fifteen will be generated first and binding and internalization will be tested. Subsequently, based on the results the partners will then decide a short list of molecules for the preparation of ADCs.

b.
Material preparation:
i.
Biotheus – based on Talems sequence (to be communicated after signing this MTEA), Biotheus can construct the 1+1 and 2+2 bi-specific and perform characterization, in- vitro and in-vivo testing.
ii.
Talem – shall receive characterized and verified samples from bi-specific candidates and perform CAXII inhibition assay , in silico immunogenicity, developability and liability analysis before production of the molecules to potentially optimize the sequences
2.
Candidate Characterization
a.
Biotheus – KD measurement, cell binding transfected and (ovarian ) cancer cell lines (single positive vs double positive cell), internalization, in vitro killing of ovarian cancer cells grown as spheroids, in vivo xenograft model using ovarian cancer cell line (all test article will be prepared at DAR 4 for comparison during first round)
b.
Talem – CA12 functional blocking, shall receive characterized and verified samples from bi-specific candidates and perform CAXII inhibition assay , in silico immunogenicity, developability and liability analysis before production of the molecules to potentially optimize the sequences

…..

c.
Both parties : Decision making to pick the leading candidate to take into NHP pre-tox test

The follow-on activities like a) in-vivo efficacy study in disease model in mice (and/or other animal) studies, b) NHP PK and Safety Assessment, c) Manufacturing CHO Cell Generation, d) CMC Process Development and Characterization, e) GLP NHP Study for IND, f) IND Application and f) Clinical Development shall be performed under a pure Licensing or a Cross-Licensing and Co-Development Agreement (CLCDA) or similar agreement.

APPENDIX 2

Company Structure and Affiliates of Biotheus

Company Name: Biotheus

Company Address: Sertus Chambers, Governors Square, Suite # 5-204, 23 Lime Tree Bay Avenue, P.O. Box 2547, Grand Cayman, KY1-1104, Cayman Islands

AFFILIATES controlled by “Biotheus”:

Affiliate Name: Biotheus (Hong Kong) Ltd.

Affiliate Address: Level 54, Hopewell Centre, 183 Queen's Road East, Hong Kong Control rate: 100%

AFFILIATES controlled by “Biotheus (Hong Kong) Ltd.”:

Affiliate Name: Biotheus, Inc.

Affiliate Address: 10B, Building 4, No 1 Keji 7th Road, Xiang Zhou District, Tangjiawan Town, Zhuhai City, Guangdong Province, China post code:519080

Control rate: 100%

Affiliate Name: Biotheus (Suzhou) co., ltd.

Affiliate Address: 3/F Room 309, Block D, 398 Ruoshui Road, Suzhou Industrial Park, Suzhou City, Jiangsu Province, China post code: 215123

Control rate: 70%

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Company Structure and Affiliates of Talem

Company Name: ImmunoPrecise Antibodies LTD. (mother company) Company Address:

3204-4464 Markham Street

Victoria, British Columbia V8Z 7X8, Canada

AFFILIATES under common control by IPA:

Affiliate Name: Talem Therapeutics LLC

Affiliate Address: 4837 Amber Valley Parkway, Suite 11, Fargo, ND 58104 USA USA Control rate: 100%

ImmunoPrecise Antibodies (USA), Ltd.

4837 Amber Valley Parkway Suite 11

Fargo, ND 58104

Control rate: 100%

ImmunoPrecise Antibodies (Europe) B.V. (Oss)

Kloosterstraat 9 RE21, 5349 AB Oss, The Netherlands Control rate: 100%

ImmunoPrecise Antibodies (Europe) B.V. (Utrecht)

Utrecht Science Park, Accelerator Building, 10th floor, Uppsalalaan 17, 3584 CT Utrecht, The Netherlands.

Control rate: 100%

BioStrand BV

Abis, Agoralaan, 3590 Diepenbeek, Belgium Control rate: 100%

4

Pre-approved subcontractors

Biotheus

Biotheus (Suzhou) co., ltd. Talem

5

Confidential Disclosure Agreement placed between the parties with the effective date of 6th of February, 2024.

&->Talem

MUTUAL CONFIDENTIALITY AGREEMENT

This Mutual Confidentiality Agreement (this "Agreement") is made as of 6th of February, 2024 (the "Effective Date") between Talem Tberapeutics LLC, a US corporation and Talem Affiliates (as defined hereunder) (Talem Therapeutics LLC and Talem Affiliates are referred to collectively as "Talem"), and Biotheus (Hoog Koog) Ltd., a Rong Kong corporation and Biotheus Affiliates (Biotheus (Hong Kong) Ltd. and Biotheus AffiJiates are referred to collectively as "COMPANY"). Talem and COMPANY are hereinafter referred to individually as a "Party" and collectively as the "Parties". For the purpose ofthis Agreement, the Talem Affiliates are BioStrand BV, ImmunoPrecise Antibodies (Europe) B.V., and ImrnunoPrecise Antibodies (Canada) Ltd. Por the purpose of this Agreement, the Biotheus Affiliates are Biotheus, Ine. and Biotheus (Suzhou) co., ltd.

RECITALS

Talem and COMPANY are interested in exploring a potential business cooperation (the "Cooperation"). In the course oftheir discussions, the Parties may exchange information related to their respective businesses, including without limitation, certain Confidential Information (as hereinafter defined).

The purpose of this Agreement is to provide for the proper safeguarding of such Con:fidential Information during the Parties' discussions and for return or destruction of such information by each Party that received it after the Disclosing Party serve a written notice to the Receiving Party.

A Party receiving information hereunder may be referred to herein as a "Receiving Party" and a Party and its Affiliates disclosing information hereunder may be referred to as a "Disclosing Party."

AGREEMENT

In consideration of the preceding, the Parties agree as follows:

1.
Confidential Information and Ownersbip Rights. For purposes of this Agreement, the term "Confidential Information" means all confidential or proprietary information and materials concerning the Disclosing Party and its affiliates, or their respective businesses and properties that is disclosed to the Receiving Party or any ofits Representatives (as defined herein), in whatever form, whether written or oral, electronic or visual, and whether or not it is marked as confidential, in connection with evaluating, entering into or perforrning the Cooperation, including, without limitation, any and all trade secrets, ideas, innovations, accounting and financial information, technica! information, information regarding products, services, pricing, business and operating methods, procedures, processes, policies, know-how, fonnulae, recipes, marketing, research, development, :;ales, costs, improvements, inventions, patents, copyrights, trademarks, trade names and any other intellectual property and applications therefore, business records, employee data, strategie plans, promotional data, business relationships, referral sources, and lists and information regarding customers, vendors and suppliers. Confidential Information also means and includes the status, nature, terms and conditions of any discussions and negotiations between the Parties with respect to the Cooperation.

The Disclosing Party has the exclusive rights to all the Confidential Information throughout the world, whether such rights currently exist or are recognized in the future, and in all media and languages, whether now or subsequently existing, including but not limited to: (a) all technica! data or other written or oral disclosures concerning any Confidential Information; (b) all know-how, techniques or processes conceming the use, marketing and development of the Confidential Information; (c) all future modifications to or improvements of Confidential Information; (d) all derivative works based on any Confidential lnforrnat.ioÄ_,

@JTalem

and/or infonnation derived from the Confidential lnfonnation; and (e) all rights to exploit Confidential Information commercially.

Confidential Information does not include information which:

(xxvii)
was already known to the Receiving Party prior to disclosure by the Disclosing Party unless held under an obligation ofnondisclosure;
(xxviii)
is or becomes publicly available through no fault of the Receiving Party;
(xxix)
is rightfully received by the Receiving Party from third parties, without restriction; and/or
(xxx)
is independently developed by the Receiving Party without reference to, or reliance upon, the Confidential Information as provable by written evidense.

"Representatives" means, as to each Party, (i) the affiliates ofthat Party and (ii) the equity bolders, director.-, officers, employees, agents, advisors or other representatives of that Party and that Party's affiliates.

"Affiliate" shall mean, with respect to any Party, any corporation, partnership, limited liability company or other legal or business entity which, directly or indirectly, controls, is controlled by, or is under common control with, the specified Party. For purposes ofthis definition, the term "control" as applied to any Party or entity, means the possession, directly or indirectly, of the power to direct or cause the direction of the management ofthat Party or entity, whether through ownership of more than fifty percent (50%) of the voting securities ofsuch entity, by contract, or otherwise.

2.
Acknowledgments. The Receiving Party acknowledges and agrees that: (a) all Confidential Information is confidential, not generally known in the industry, is protectable under applicable intellectual property laws and may constitutes "Trade Secrets" of the Disclosing Party pursuant to applicable laws); (b) the Disclosing Party may have invested a significant amount of time and money to develop and will continue to invest significant sums to maintain the Confidential Infonnation; (c) the Disclosing Party has instituted procedures to protect the confidential ity of the Confidential Information and the Disclosing Party derives substantial economie benefit from the fact that the Confidential InfoilTlation is confidential; (d) the Disclosing Party's competitors would obtain unfair economie and competitive advantages if Confidential Infonnation was disclosed or used in competition with Disclosing Party, and any such disclosure or use would result in irreparable and continuing injury to Disclosing Party; and (e) although some Confïdential Information may bear a copyright legend, said legend in no way reduces the Trade Secret (if applicable), proprietary and/or confidential status, as the case may be, of the Confidential Information so marked.
3.
Coofidentiality. The Receiving Party agrees that, whether or not it engages in the Cooperation with the Disclosing Party, the Receiving Party will: (a) hold the Contidential Information in trust solely for the Disclosing Party's benefit and use; (b) not directly or indirectly sell, alienate, transfer, assign, disclose or divulge Con:fidential Information to any third party without the Disclosing Party's prior written consent; (c) not directly or indirectly use Confidential Information other than for the purpose of Cooperation, (d) not in any way utilize or exploit any Confidential Information commercially. The Receiving Party will cause all of its Representatives to whom Confidential Information is disclosed to comply with the terms of this Agreement. In the event that the Receiving Party is required by law or Iegal process to disclose Confidential Information, it may do so without being deemed to be in breach ofthis Agreement; provided that it promptly notities the Disclosing Party thereof and cooperates with the Disclosing Party on any reasonable measure to resist such legal process, to limit the Confidential Information required to be disclosed or to obtain confidential treatment for the Confidential Infonnation required to be disclosed. lf the Receiving Party is unable to inform the Disclosing Party before Confidential Information is disclosed pursuant to this Section 3, it shall, to the extent permitted by law, inform the

,/ 4-'

2

Disclosing Party of the fuJJ circumstances of the disclosure and the information that has been disclosed as soon as reasonably practicable after such disclosure has been made.

4.
Iniunctive and Otber Relief. The Receiving Party acknowledges that if it breaches any of its obligations under this Agreement, it will cause damage of an irreparable and continuing nature to the Disclosing Party, for which money damages alone will not provide adequate relief. Therefore, in addition to all appropriate money damages, the Disclosing Party is entitled to obtain injunctive relief (including but not limited to a temporary restraining order) to prohibit the Receiving Party's continuing breach of the terms of this Agreement.
5.
Title Protection. The Receiving Party wil! not utilize reverse engineering, disassembly or any other means to develop a product, database, list, processor business plan based on of the Confidential Information.

6.
Term. Tuis Agreement shall remain in effect fora term oftwo (2) years after the Effective Date, except that the obligations of the Receiving Party to destroy or return Confidential Information to the Disclosing Party shall survive until ful:filled. All confidentiality obligations under this Agreement shall remain binding on both Parties for a period of ten (10) years after the expiration or termination of this Agreement. Notwithstanding, for Confidential Information that classifies as a trade secret under applicable law, such obligations shall survive until such Confidential lnfonnation is no Jonger a trade secret through no action or inaction of the Receiving Party. Tennination of this Agreement shall not affect any rights or liabilities which may have accrued prior to the date of termination.
7.
Indemnification. The Receiving Party will hold harmless the Disclosing Party, its affiliates, and their respective equity holders, directors, officers, members, managers, employees, successors, agents, advisors and assigns (collectively the "Indemnitees") from any liabilities and expenses, including but not limited to reasonable attomeys' and accountants' fees, investigation costs, travel costs, transcript costs, disbursements, settlement amounts, judgments, fines or penalties, which any Indemnitees incur in connection with any claims, actions, suits or proceedings (whether civil, criminal, administrative or investigative, including all associated appeals) in which it is determined by a court of competent jurisdiction that Receiving Party breached its confidentiality and related obligations set forth in this Agreement.
8.
Return or Destruction of Data - No Use. If the Receiving Party does not enter into the Cooperation with the Disclosing Party, upon the written request of the Disclosing Party, the Receiving Party immediately will, and will cause its Representatives to, return or destroy the Disclosing Party, or in the event that any materials contain the Receiving Party's analysis of the Confidential Information the Disclosing Party may elect to destroy, all the Confidential Information and all notes, data, reference material, software, memoranda, programs, documents, records, copies of any of the foregoing and all other information which contains the Confident ia] Information. The Receiving Party and its Representatives will not retain any copies or abstracts of the foregoing items in any media, and acknowledges that this Agreement does not grant the Receiving Party any use or other rights in the Confidential Information, the Receiving Party's sole right being to review the Confidential Information for consideration of entering into the Cooperation with the Disclosing Party. Notwithstanding the foregoing, the Receiving Party and its Representatives may retain copies of the Confidential lnfonnation in order to comply with applicable law, regulation, professional standards or reasonable business practice and internal document retention policies.
9.
No Representations or Warranties. The Receiving Party understands that the Disclosing Party has not made any representation or warranty as to: (a) the accuracy, completeness or performance of the Confidential lnfonnation; (b) that the Confidential Infonnation is free from error; (c) whether the Confidential Infonnation or any component thereof will now or in the future be ready for release or

3

commercial use; nor (d) the overalJ potential perfonnance and outcome of the Cooperation between the Disclosing Party and the Receiving Party. The Receiving Party specifically waives and the Disclosing Party speciftcally disclaims all representations or warranties concerning the Disclosing Party's Confidential Information, whether express or implied, oral or written, arisi ng by trade usage or otherwise. The Disclosing Party shall have no liability for use of the Confidential Information by the Receiving Party nor for any claims of third parties howsoever arising from the use or possession of any Confidential Information by the Receiving Party or as a result of the Receiving Party's reliance on the accuracy and completeness of the Confidential Information.

10.
No License; No Contract. Each party acknowledges that the Conftdential Information may comprise valuable trade secrets and proprietary information belonging to the other. The Disclosing Party retains all of its rights, title, and interest in and to the Conftdential Information it discloses. Nothing in this Agreement shall be construed as an express or implied grant to either party of any right or license under any present or future proprietary or intellectual property right of the other party, except solely as may be required to carry out the purpose. Neither this Agreement nor any disclosure ofConfidential lnfonnation pursuant to this Agreement will be construed in any manner to create any legal obligation of either Party to enter into, or to commence or continue discussions or negotiations relating to, the Cooperation.

11.
Complete Understanding. This Agreement constitutes the complete understanding between the Parties. No alteration or modification of any of this Agreement's provisions will be valid unless made in writing and signed by both Parties.
12.
Assignment; Successors and Assignees. Tuis Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their permitted successors and perrnitted assigns. Neither Party may assign this Agreement, or any rights or obligations under this Agreement, without the prior written consent of the other Party; and any attempted assignment without such consent will be void and without legal effect.

13.
Governing Law; Jurisdiction. The laws of Singapore (other than those pertaining to conflicts of law) wil! govern this Agreement. Any dispute arising in connection with or out of the perfonnance or the interpretation of this Agreement which the parties cannot settle amicably within thircy

(30) days shall be referred to and !inally resolved by arbitration in Singapore in accordance with the Arbitration Ru1es of the Singapore International Arbitration Centre ("SJAC Rules") for the time being in force. The language of the arbitration shall be English. The costs of arbitration, attomeys' foes and costs for expert and other witnesses, as well as the fees of the arbitrators shall be borne by the losing party.

14.
Amendment; Waiver. The provisions ofthis Agreement may not be amended or waived unless such amendment or waiver is set forth in a writing signed by both Parties. No failure or delay by either Party in exercising any right, power or privilege under this Agreement will operate as a waiver of such right, power or privilege.

1 S. Misçellaneous. This Agreement may be executed in any number of counterparts, each of which will be an original, but all ofwhich together will constitute one instrument Thîs Agreement, to the extent signed and delivered by means of a facsimile machine or other form of electronic transmission, will be treated in all manner and respects as an original agreement or instrument and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. �,

[SIGNATURE PAGE FOLLOWS]

4

�Talem

IN WITNESS WHEREOF, the Parties have executed this Mutual Confidentiality Agreement as of the date first written above.

COMPANY:

Biotheus (Hong Kong) Ltd., a Hong Kong corporation

,

Name: R?J,ancl. Meise!, Ph.D. Title: VP ofBD

Date: 06.02.2024

TALEM:

Talem Therapeutics LLC, a US corporation

By:

Name:

Title:

Date:

[Signature Page to Mutual Confidentiality Agreement -

Talem Therapeulics LLC &

Bio/heus]

5